Exhibit 5.1

Telephone: 1-212-558-4000 Facsimile: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ___________ los angeles • Palo Alto • washington, D.C. Brussels • Frankfurt • london • paris Beijing • Hong Kong • Tokyo Melbourne • Sydney March 4, 2026

H2O America,

110 W. Taylor Street,

San Jose, California 95110.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 13,207,547 shares (the “Securities”) of common stock, par value $0.001 per share, of H2O America, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1)            With respect to the Securities to be issued and sold pursuant to (i) the letter agreement, dated March 2, 2026, between JPMorgan Chase Bank, National Association, New York Branch and the Company, and (ii) the letter agreement, dated March 2, 2026, between Wells Fargo Bank, National Association and the Company (the letter agreements in clauses (i) and (ii), collectively, the “Forward Sale Agreements”), when the terms of the issue and sale of such Securities have been duly established in conformity with the Company’s certificate of incorporation and such Securities have been duly issued and sold as contemplated by the Registration Statement relating to the Securities (the “Registration Statement’) and the Forward Sale Agreements, such Securities will be validly issued, fully paid and nonassessable.

(2)            With respect to the Securities to be issued and sold pursuant to the Underwriting Agreement, dated March 2, 2026, among the Company, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named therein, JPMorgan Chase Bank, National Association, New York Branch and Wells Fargo Bank, National Association, as the Forward Purchasers, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as the Forward Sellers, such Securities have been validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 4, 2026 and to the reference to us under the heading “Validity of the Shares” in the Prospectus Supplement, dated March 2, 2026, relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP